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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              STARBASE CORPORATION,

                              TBI ACQUISITION CORP.

                            TECHNOLOGY BUILDERS, INC.

                                       AND

                               NICHOLAS KAVADELLAS

                          DATED AS OF FEBRUARY 16, 2001

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                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger, dated as of February 16, 2001 (this "Agreement"), by and among Starbase Corporation, a Delaware corporation ("Starbase"), TBI Acquisition Corp., a Georgia corporation ("TBI Acquisition"), Technology Builders, Inc., a Georgia corporation ("TBI"), and Nicholas Kavadellas, an individual who is a shareholder of TBI (the "Principal Shareholder").

                                    RECITALS
                                    --------

         A. This Agreement contemplates a transaction in which TBI Acquisition, a wholly-owned subsidiary of Starbase, will merge with and into TBI and, as a result of the Merger (as hereinafter defined), TBI will continue as the surviving corporation and the separate existence of TBI Acquisition shall cease. As a result of the Merger, at the Effective Time (as hereinafter defined), all of the outstanding shares of the common stock of TBI, no par value, held by shareholders of TBI (the "TBI Shareholders") shall be converted into the right to receive shares of common stock, par value $.01 per share, of Starbase on the terms and conditions set forth herein.

         B. The Boards of Directors of Starbase, TBI Acquisition and TBI have each determined that the Merger is in the best interests of their respective companies and shareholders, as the case may be, and have each duly adopted resolutions approving this Agreement and the transactions contemplated hereby. In accordance with the foregoing, TBI Acquisition desires to merge with and into TBI upon and subject to the terms and conditions set forth below.

         C. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

         D. Therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   AGREEMENTS
                                   ----------

1.       THE MERGER.

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with the terms and conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the "Georgia Code"), TBI Acquisition shall be merged with and into TBI (the "Merger"), with TBI being the surviving corporation (the "Surviving Corporation").

         1.2 Consummation of the Merger. The Merger shall become effective upon the filing with the Secretary of State of the State of Georgia of a properly executed Articles of Merger in a form mutually acceptable to the parties and their counsel (the "Articles of

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Merger") on the Closing Date (as hereinafter defined). The Merger shall be effective when the Articles of Merger has been filed or at such later time as may be agreed in writing by Starbase and TBI and specified in the Articles of Merger. The date and time when the Merger is effective is referred to in this Agreement as the "Effective Time".

         1.3 Charter; Bylaws; Directors and Officers.

         (a) The Articles of Incorporation of TBI Acquisition in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time; provided that the Articles of Incorporation of the Surviving Corporation shall include a provision stating that the name of the Surviving Corporation shall be "Technology Builders, Inc."

         (b) The Bylaws of TBI Acquisition in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time.

         (c) The initial directors and officers of TBI Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation on and after the Effective Time, in each case until their respective successors are duly elected and qualified.

         1.4 Effect of the Merger. At the Effective Time and without any action of TBI Acquisition, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Georgia Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, and franchises of TBI and TBI Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of TBI and TBI Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 Conversion of TBI Acquisition Stock. At the Effective Time, each share of TBI Acquisition common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock of TBI. Each certificate evidencing ownership of shares of TBI Acquisition common stock will evidence ownership of an equal number of shares of common stock of TBI.

         1.6 The Closing. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jenkens & Gilchrist Parker Chapin LLP in New York City at 10:00 a.m., local time, within two (2) business days following the satisfaction of all closing conditions contained herein, but in no event later than February 28, 2001, unless otherwise agreed to by the parties in writing. The date on which the Closing occurs is referred to as the "Closing Date."

         1.7 Further Assurances. On and after the Effective Time, each of the parties to this Agreement shall, from time to time, at the request of any of the other parties, promptly execute such certificates, instruments and other documents and take such other actions as the requesting party may reasonably request to evidence or implement the transactions contemplated by this Agreement.

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2.       CONVERSION OF SHARES.

         2.1 Conversion of Shares.

         (a) By virtue of the Merger and without any action on the part of the shareholders of TBI and TBI Acquisition, each common share, no par value, of TBI ("TBI Common Stock") that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger at the Effective Time, and without further action on the part of any holder thereof, be automatically converted into the right to receive, and shall be exchangeable for, that number of fully paid and non-assessable shares of the common stock, par value $.01 per share ("Starbase Common Stock"), of Starbase obtained by multiplying each share of TBI Common Stock by the Common Stock Exchange Ratio; provided, however, that each share of TBI Common Stock that is held in the treasury of TBI shall not be so converted but shall be canceled and extinguished. The Starbase Common Stock will be issued to the TBI Shareholders, in each case in exchange for such shareholders' issued and outstanding TBI Common Stock.

         (b) Promptly after the Effective Time, Starbase will deposit into escrow certificates representing an aggregate of ten percent (10%) of the shares of Starbase Common Stock issuable upon the conversion of the TBI Common Stock pursuant to the Merger (the "Escrowed Shares"), all as set forth in that certain escrow agreement dated the date hereof, in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrowed Shares shall be held and released in accordance with the terms and conditions of the Escrow Agreement.

         (c) In addition to the foregoing, at the Effective Time, ten percent (10%) of the shares of Starbase Common Stock to be issued to the Principal Shareholder pursuant to the Merger (the "Employment Escrow Shares") shall be held in escrow pursuant to the provisions of the Employment Agreement (hereinafter defined) and the Escrow Agreement for a period of one (1) year from the Closing Date as collateral for the obligations of the Principal Shareholder under the Employment Agreement, the execution of which is a condition to Closing under Section 6.1(k) below), not to terminate his employment with Starbase voluntarily and without cause, and not to have been terminated with cause, during the one-year employment term set forth in the Employment Agreement. The Employment Escrow Shares shall be withheld from the shares of Starbase Common Stock to be delivered at the Closing and at the expiration of the Indemnity Escrow Period, as provided in the Escrow Agreement, and shall be returned to the Principal Shareholder upon the first anniversary of the Closing, provided that the Principal Shareholder has remained continuously employed with Starbase through such date. In the event that the Principal Shareholder's employment terminates prior to such first anniversary, and such termination is not due to
(i) termination by Starbase without cause, or (ii) the death or long-term disability of the Principal Shareholder, the Principal Shareholder will forfeit all the Employment Escrow Shares and such Employment Escrow Shares shall be returned to Starbase and thereafter cancelled or held as treasury shares, at Starbase's option.

         (d) In addition, at the Effective Time, TBI, the Representative, on behalf of the TBI Shareholders, and Updata Capital, Inc. ("Updata") shall deliver to Starbase a joint written instruction directing that certificate(s) representing such number of shares of Starbase Common Stock (the "Broker Fee Shares") as are equal to the quotient of


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(i) $715,000, divided by (ii) the Starbase Price Per Share or, if applicable, the Closing Average Price per Share (each hereinafter defined), as the case may be, rounded down to the nearest whole number, shall be issued in the name of Updata in full and complete payment of the compensation payable to Updata under that certain letter agreement, dated September 22, 1999, between Updata and TBI, with the numbers of Broker Fee Shares to be deducted on a pro rata basis from the number of shares of Starbase Common Stock to be delivered to the TBI Shareholders pursuant to Section 2.3 hereof. Promptly upon the receipt by Starbase of such joint written instruction together with such other documentation as shall be requested by Starbase or its counsel for the purpose of complying with applicable federal and state securities laws, Starbase shall issue certificates representing the Broker Fee Shares to Updata, with such legends as shall be necessary or appropriate under the circumstances. The Broker Fee Shares shall not be included in the Escrowed Shares.

         (e) Definitions. The "Common Stock Exchange Ratio" equals 0.361580, representing the quotient obtained by dividing (x) 11,726,000, representing the number of shares of Starbase Common Stock required to obtain an aggregate market value of such shares equal to $40,000,000 (the "Market Value Cap") utilizing a price per share equal to $3.41122 (the "Starbase Price Per Share"), by (y) 32,429,852, representing the sum of the number of shares of TBI Common Stock outstanding immediately prior to the Effective Time plus the number of shares of TBI Common Stock reserved for issuance upon the exercise of outstanding options under the TBI stock option plan immediately prior to the Effective Time. Notwithstanding the foregoing, if the closing price per share of Starbase Common Stock (in U.S. dollars) as quoted on the Nasdaq National Market (or such other exchange or quotation system on which shares of Starbase Common Stock are then traded or quoted) and reported in The Wall Street Journal averaged over the nine
(9) trading days prior to the Closing Date (the "Closing Average Price Per Share") exceeds the Starbase Price Per Share, then the Common Stock Exchange Ratio shall be adjusted by using the Closing Average Price Per Share, instead of the Starbase Price Per Share, to determine the number of shares of Starbase Common Stock required to obtain an aggregate market value of such shares equal to the Market Value Cap.

         (f) If, between the date hereof and the Effective Time, Starbase (i) recapitalizes either through a split-up of its outstanding shares into a greater number of shares or through a combination of its outstanding shares into a lesser number of shares, (ii) reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or (iii) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Common Stock Exchange Ratio will be adjusted appropriately.

         (g) If any shares of TBI Capital Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by TBI, upon any termination of the shareholders' employment, directorship or other relationship with TBI (and/or any affiliate of TBI), as the case may be, under the terms of any restricted stock purchase agreement or other agreement with TBI that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Starbase Common Stock issued upon the conversion of such shares of TBI Capital Stock in the Merger will, subject to compliance

                                      -4-
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with applicable laws, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such Starbase Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. TBI shall take all action that may be necessary to ensure that, from and after the Effective Time, Starbase is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

         (h) No fractional share of Starbase Common Stock will be issued by virtue of the Merger, but in lieu thereof, the holder of any shares of TBI Capital Stock who would otherwise be entitled to receive a fraction of a share of Starbase Common Stock (after aggregating all fractional shares of Starbase Common Stock that otherwise would be received by such holder) will receive from Starbase, upon surrender of such holder's Certificate(s) (as defined in Section 2.3) in accordance with Section 2.3 hereof or upon the release of the Escrowed Shares, as the case may be, an amount of cash equal to the Starbase Price Per Share or, if applicable, the Closing Average Price Per Share, as the case may be, multiplied by the fraction of a share of Starbase Common Stock to which such holder would otherwise be entitled.

         2.2 Stock Options, Warrants, Rights, Treasury Shares, Etc.

         (a) As of the Effective Time, all options to purchase shares of TBI Common Stock issued by TBI pursuant to its stock option plans or otherwise which are outstanding immediately prior to the Effective Time (which shall not exceed the number of such options set forth in Schedule 3.2(a) of the TBI Schedule (hereinafter defined)) ("Options"), whether vested or unvested, shall be assumed by Starbase. At the Effective Time, each such Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Starbase Common Stock as is equal to the number of shares of TBI Common Stock subject to the unexercised portion of such Option multiplied by the Common Stock Exchange Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Stock Exchange Ratio (with any fraction resulting from such multiplication to be rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

         (b) Starbase shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Starbase Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 2.2. As promptly as reasonably possible after the Effective Time, Starbase shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act") with respect to all shares of Starbase Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

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         (c) Immediately prior to the Effective Time, except for outstanding
Options under the TBI stock option plans which shall be assumed by Starbase, TBI shall take any and all actions to terminate or cause to be converted any and all outstanding shares of the preferred stock, no par value, of TBI (the "TBI Preferred Stock" and, together with the TBI Common Stock, the "TBI Capital Stock"), warrants, convertible notes, convertible debt and all other securities and rights exercisable or exchangeable into shares of TBI Capital Stock and then outstanding, including, without limitation, any such securities or rights held in the treasury of TBI. Except for outstanding Options under the TBI stock option plans which shall be assumed by Starbase, at the Effective Time each such share, warrant or other right exercisable or exchangeable into shares of TBI Common Stock not terminated or converted shall be surrendered, canceled and extinguished by TBI without any conversion or exercise, no payment shall be made thereon, and Starbase and TBI Acquisition shall have no liability or obligation with respect thereto.

         2.3 Surrender and Exchange of Shares.

         (a) Within ten (10) business days following the Effective Time, Starbase or its designee shall cause to be sent to each TBI Shareholder a letter of transmittal requesting that each TBI Shareholder deliver and surrender all certificates ("Certificates") representing outstanding shares of TBI Common Stock beneficially owned by such TBI Shareholder to Starbase and, upon receipt by Starbase of such Certificates, each TBI Shareholder shall be entitled to receive in exchange therefor, without cost to them, certificates representing the shares of Starbase Common Stock to which they are entitled under Section 2.1(a), less (i) the Broker Fee Shares, (ii) the Escrowed Shares and (iii) the Employment Escrow Shares, which Escrowed Shares and Employment Escrow Shares shall be deposited in escrow pursuant to the Escrow Agreement, and the Certificate or Certificates so surrendered in exchange for such consideration shall forthwith be cancelled by Starbase.

         (b) Within fifteen (15) business days following a TBI Shareholder's surrender for cancellation of Certificates representing TBI Common Stock pursuant to Section 2.3(a) above, together with a properly completed letter of transmittal and related documentation, Starbase or its designee shall deliver to the TBI Shareholder the certificates representing shares of Starbase Common Stock.

         2.4 Net Asset Adjustment.

         (a) Exhibit C sets forth the consolidated balance sheet of TBI as of December 31, 2000 (the "December 31 Balance Sheet"), which has been prepared and certified by TBI's chief financial officer as reflecting the financial condition of TBI as of the date thereof, which is being delivered for purposes of determining the Net Asset Benchmark (hereinafter defined).

         (b) Within sixty (60) days following the Closing, Starbase shall cause the December 31 Balance Sheet to be audited by Deloitte & Touche, its certified public accountants (the "Auditors"), in accordance with GAAP, which audited balance sheet of TBI as of December 31, 2000 (the "Audited Balance Sheet") shall be used for purposes of determining the Audited Net Asset Benchmark. Starbase shall deliver the Audited Balance Sheet to the Representative (hereinafter defined) promptly after its receipt. The

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Representative shall have fifteen (15) days after receipt of the Audited Balance
Sheet (the "Dispute Period") to dispute any item, calculation or amount, or the method of calculation of any item or amount, reflected therein (a "Dispute"). If the Representative does not give written notice of a Dispute (a "Dispute
Notice") to Starbase within the Dispute Period, the Audited Balance Sheet shall be deemed to have been accepted by the Representative in the form in which it was delivered by Starbase. In the event that the Representative does not agree with any entry, calculation or amount, or the method of calculation of any entry or amount, reflected on the Audited Balance Sheet, the Representative shall give Starbase a Dispute Notice within the Dispute Period, setting forth the basis of its disagreement, and the Representative and Starbase shall, within thirty (30) days after receipt by Starbase of such Dispute Notice (the "Resolution Period"), attempt to resolve such Dispute and agree in writing upon the Audited Balance Sheet. In the event that the Representative and Starbase are unable to resolve any such Dispute within the Resolution Period, then a nationally recognized certified public accounting firm as may be mutually agreed upon by the Representative and Starbase shall be employed as arbitrator hereunder (the "Arbitrator") to settle such Dispute as soon as reasonably practicable. If the Representative and Starbase are unable to mutually agree upon the selection of a nationally recognized certified public accounting firm, then the parties agree to the appointment by the American Arbitration Association ("AAA") of a nationally recognized certified public accounting firm to act as the Arbitrator. The parties agree that the Arbitrator shall decide only the matters involved in the Dispute and not any other matters, whether or not arising under this Agreement, and shall have no other authority hereunder. Any arbitration pursuant to this Section 2.4 shall be conducted by the national office of the Arbitrator or in a location to be mutually agreed upon in accordance with the Commercial Arbitration Rules of the AAA then existing. The Arbitrator's determination with respect to any Dispute shall be final and binding on all parties and not subject to appeal on any ground, and judgment on the arbitration award may be enforced in any court having jurisdiction over the subject matter of the controversy. The Representative and Starbase shall each pay one-half of the fees and expenses of the Arbitrator for the services of the Arbitrator in the arbitration.

         (c) If the Audited Net Asset Benchmark is less than the Net Asset Benchmark by an amount in excess of $50,000, then the Escrowed Shares held in escrow under the Escrow Agreement shall be reduced by that number of shares of Starbase Common Stock (the "Returned Escrowed Shares") equal to the quotient of
(1) the difference of (i) the Net Asset Benchmark minus (ii) the Audited Net Asset Benchmark divided by (2) the Starbase Price Per Share (or, if applicable, the Closing Average Price Per Share) (the "Net Asset Shortfall"). The number of any Returned Escrowed Shares shall, within ten (10) business days of delivery of the Audited Balance Sheet to the Escrow Agent, be returned by the Escrow Agent to Starbase. To the extent that the Escrowed Shares are not sufficient to cover the amount of any Net Asset Shortfall, the TBI Shareholders shall be liable to Starbase for such amount in proportion to the Starbase Common Stock received by the TBI Shareholders in the Merger.

         (d) As used in this Section 2.4, "Net Asset Benchmark" shall mean TBI's current assets minus total liabilities, as reflected on the December 31 Balance Sheet.

         As used in this Section 2.4, "Audited Net Asset Benchmark" shall mean TBI's current assets minus total liabilities, as reflected on the Audited Balance Sheet.

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         2.5 Closing of Stock Transfer Books. On and after the date of this
Agreement there shall be no transfers on the stock transfer books of TBI of any shares of TBI Capital Stock that were issued and outstanding immediately prior to the date hereof.

         2.6 Securities Law Issues; Registration Rights. Based in part on the representations and warranties of the TBI Shareholders made in the Investor Representation Letters (as defined herein) to be entered into by the TBI Shareholders prior to Closing in accordance with Section 6.1(j) hereof, the Starbase Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws. Starbase and, as a condition to participation in the registration rights described therein, each of the TBI Shareholders, or the Representative, will enter into the Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit B with respect to the Starbase Common Stock to be issued to TBI Shareholders.

         2.7 Reorganization. The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

3. REPRESENTATIONS AND WARRANTIES OF TBI AND THE PRINCIPAL SHAREHOLDER. As of the date hereof and as of the Closing, except as otherwise set forth in the disclosure schedule dated the date hereof and accompanying this Agreement (the "TBI Schedule"), which disclosure shall correspond and be applicable only to the numbered paragraphs in this Agreement to which they specifically refer and not to any other numbered paragraphs in this Agreement, each of TBI and the Principal Shareholder represent and warrant to Starbase and TBI Acquisition as follows, it being acknowledged and agreed that, except as otherwise set forth in this Article 3 or as the context otherwise requires, references to "TBI" in this
Article 3 shall be deemed to include TBI Subsidiary (hereinafter defined):

         3.1 Organization. TBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted. TBI Subsidiary (as defined herein) is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted. Each of TBI and TBI Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed, or to be in good standing, individually, or in the aggregate, would not have a Material Adverse Effect (as defined herein). The foreign jurisdictions are set forth in Section 3.1 of the TBI Schedule. TBI and TBI Subsidiary have previously delivered to Starbase true, complete and correct copies of their respective Articles of Incorporation and Bylaws (or equivalent documents), as currently in effect, together with the form of amendment to TBI's Articles of Incorporation to be filed by TBI with the Secretary of State of the State of Georgia immediately prior to the Effective Time (the "TBI Amended Articles of Incorporation"), copies of which are annexed to Section 3.1 of the TBI Schedule.

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         As used in this Agreement, "TBI Subsidiary" means Technology Builders
Ltd., a corporation organized under the laws of the United Kingdom.

         As used throughout this Agreement, "Material Adverse Effect", when used in connection with an entity, means any change, event, violation, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such entity and its subsidiaries, taken as a whole.

         3.2 Capitalization.

         (a) The authorized capital stock of TBI consists of 36,935,152 shares, of which 25,000,000 are classified as Common Shares, 3,716,489 of which are issued and outstanding, and 11,935,152 are classified as Series B Convertible Preferred Shares, all of which are issued and outstanding. The shares of TBI Capital Stock are the only shares of capital stock of TBI that are issued and outstanding, and all of the shares of TBI Capital Stock are owned of record and beneficially by the TBI Shareholders in the amounts set forth in Section 3.2(a) of the TBI Schedule, free and clear of all claims, liens, mortgages, pledges, security interests and other encumbrances of any nature whatsoever (collectively "Liens"). Immediately prior to the Effective Time, (x) all shares of TBI Preferred Stock shall have been converted into shares of TBI Common Stock in accordance with the provisions of the TBI Amended Articles of Incorporation, as set forth in Section 3.2(a) of the TBI Disclosure Schedule, and (y) all Capital Rights (hereinafter defined) shall have been either terminated or converted into TBI Common Stock as set forth in Section 3.2(a) of the TBI Disclosure Schedule, whereupon 32,429,852 shares of TBI Common Stock shall be outstanding on a fully-diluted basis. The authorized capital stock of TBI Subsidiary consists of 1,000 shares of ordinary stock, of which one (1) share (the "TBI Subsidiary Capital Stock") is issued and outstanding and is owned beneficially and of record by TBI, free and clear of all Liens. All of the shares of TBI Capital Stock and TBI Subsidiary Capital Stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in accordance with applicable federal, state and United Kingdom securities laws. Except as set forth in
Section 3.2(a) of the TBI Schedule, there are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, or securities convertible into or exchangeable for equity interests of TBI or TBI Subsidiary, agreements or commitments of any character obligating or, in the future, obligating TBI or TBI Subsidiary to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interests of any kind whatsoever in TBI or TBI Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of TBI or TBI Subsidiary to repurchase, redeem or otherwise acquire any capital stock of, or equity interest in, TBI or TBI Subsidiary or (iii) voting trusts, proxies or similar agreements to which TBI, TBI Subsidiary or any of the TBI Shareholders is a party with respect to the voting of the capital stock of TBI or TBI Subsidiary (items (i), (ii) and (iii) collectively, "Capital Rights"). TBI has previously delivered to Starbase true, complete and correct copies of any and all documents governing such Capital Rights, as currently in effect.

         (b) Each of TBI Subsidiary and, except for TBI Subsidiary, TBI, does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity (collectively, an "Entity").

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         3.3 Authorization; Validity of Agreement. Each of TBI and the Principal
Shareholder has the requisite capacity or corporate power and authority, as the case may be, to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates executed or to be executed and delivered by TBI or the Principal Shareholder, as the case may be, pursuant to this Agreement (collectively, with this Agreement, the "TBI Transaction Documents"). Each of TBI and the Principal Shareholder, as the case may be, has the requisite capacity or corporate power and authority to assume and perform its or his respective obligations under the TBI Transaction
Documents and to consummate the transactions contemplated thereby, including, without limitation, the Merger. Each of this Agreement and the other TBI Transaction Documents has been duly executed, authorized and delivered by TBI and the Principal Shareholder, as applicable, and is a valid and binding obligation of each of TBI and the Principal Shareholder, enforceable against each of them in accordance with their respective terms. The execution, delivery and performance by TBI of the TBI Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of TBI, other than the approval of the Merger by the TBI Shareholders, and no other corporate proceedings are necessary to authorize the execution, delivery and performance of the TBI Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Merger.

         3.4 No Violations; Consents and Approvals.

         (a) Except as set forth in Section 3.4(a) of the TBI Schedule, the execution, delivery and performance of this Agreement and of the other TBI Transaction Documents by TBI do not and will not, and the consummation by TBI and the Principal Shareholder of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of TBI or the organizational documents of TBI Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement or other instrument or document (collectively, a "Contract") to which TBI or TBI Subsidiary is a party or by which TBI, TBI Subsidiary or any of their respective properties or assets may be bound or otherwise subject, except for such items referred to as Required Consents, as hereinafter defined and set forth on Section 3.4(c) of the TBI Schedule, or (iii) violate any Law (as defined in Section 3.8(b)) applicable to TBI, TBI Subsidiary or any of their respective properties or assets.

         As used in this Agreement, the word "knowledge" means, with respect to TBI or TBI Subsidiary regarding any matter in question or statements about facts or circumstances of TBI or TBI Subsidiary, the knowledge of Nicholas Kavadellas, James Azar, Mark Chapman and David Schwickerath and what such persons should have known after reasonable investigation and examination of TBI's records and inquiries of TBI personnel and agents.

         (b) The execution, delivery and performance of this Agreement and the other TBI Transaction Documents by the Principal Shareholder do not and will not, and the consummation by the Principal Shareholder of the transactions contemplated hereby and thereby will not: (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which the Principal Shareholder is a party or by which the Principal Shareholder or any of his properties or assets may be bound or otherwise subject, or (ii) violate any Law applicable to the Principal Shareholder or any of his properties or assets.

         (c) No filing or registration with, notification to, or authorization, consent or approval of, any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch (a "Governmental Entity") or any other Person (hereinafter defined) is required in connection with the execution, delivery and performance of this Agreement or the other TBI Transaction Documents by TBI or the consummation by TBI of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Georgia and (ii) such consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances (individually, a "Consent" and collectively, "Consents") with respect to any License (as defined in Section 3.8(c)) or Law (as defined in Section 3.8(b)) as are set forth in Section 3.4(c) of the TBI Schedule (the "Required Consents"), and except where the failure to obtain such Consents could not, individually or in the aggregate, have a Material Adverse Effect on TBI, prevent the consummation of the Merger or otherwise prevent the parties from performing their obligations under this Agreement. As used herein, "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or entity.

         3.5 Financial Statements.

         (a) Attached hereto as Section 3.5(a) of the TBI Schedule is an audited consolidated balance sheet of TBI as of February 28, 1999 and February 29, 2000, together with the related audited consolidated statements of income and cash flows for each of the twelve (12) month periods then ended and the notes thereto, and the December 31 Balance Sheet and the related unaudited consolidated statements of income and cash flows for the ten (10) month period ended December 31, 2000, which do not contain notes (collectively, the "Financial Reports").

         (b) Except as set forth in the notes thereto, if any, each of the Financial Reports, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP"), with allowances established consistent with GAAP and set forth on such Financial Reports, and fairly present the consolidated financial position of TBI and TBI Subsidiary in all material respects at the respective dates thereof.

         (c) The books and records of TBI and TBI Subsidiary are complete and correct, have been maintained in accordance with GAAP and good business practices, and accurately reflect the basis for the Financial Reports.

         3.6 No Material Adverse Change. Except as set forth in Section 3.6 of the TBI Schedule, since December 31, 2000 no event, condition or circumstance has occurred that would, or would be reasonably likely to, have a Material Adverse Effect on TBI.

         3.7 No Undisclosed Liabilities. TBI does not have, and as of the Effective Time will not have, any debts, claims or liabilities (whether accrued, contingent, known, or otherwise), which are or would be of a nature required to be disclosed on the December 31 Balance Sheet in accordance with GAAP that are not so disclosed. The accounts payable of TBI set forth in the December 31 Balance Sheet or arising subsequent thereto are, or will be, as the case may be, the result of bona fide transactions in the ordinary course of business.

         3.8 Litigation; Compliance with Law; Licenses and Permits.

         (a) Except as disclosed in Section 3.8(a) of the TBI Schedule, there is no claim, suit, action, investigation, arbitration, alternative dispute resolution proceeding or other proceeding (collectively, a "Proceeding") pending, nor is there any investigation or Proceeding threatened, that involves or affects TBI or which in any way relates to the Merger or the transactions contemplated hereby, by or before any Governmental Entity, court, arbitration panel or any other Person.

         (b) TBI has, and on the Closing Date will have, complied with all applicable criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, writs, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws"), zoning, building codes, antitrust, occupational safety and health, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes, except those where the failure to comply with such Laws could not individually, or in the aggregate, have a Material Adverse Effect on the parties. Except as set forth in Section 3.8(b) of the TBI Schedule, TBI has not received notice of any violation of any Law.

         (c) TBI has obtained every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License") and every Consent by or on behalf of any Person that is not a party to this Agreement that is required or necessary for TBI to conduct its business as presently conducted and all such Licenses and Consents are in full force and effect, except where the failure to obtain such Consent or License could not, individually or in the aggregate, have a Material Adverse Effect on TBI. TBI has not received written notice of any pending cancellation or suspension of any thereof nor is any cancellation or suspension thereof threatened in writing. The applicability and validity of each such License and Consent will not be adversely affected by the Merger and the consummation of the transactions contemplated by this Agreement.

         3.9 Employee Benefit Plans; ERISA.

         (a) Section 3.9 of the TBI Schedule lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and all other material employee benefit (including, without limitation, any non-qualified plans), bonus, deferred compensation, incentive, stock option (or other equity-based), severance, change-in-control, medical insurance and fringe benefit plans maintained or contributed to by TBI or any trade or business, whether or not incorporated, that, together with TBI, would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of TBI (collectively, the "Plans"). TBI has previously delivered to Starbase true, correct and complete copies of each of the Plans, including all amendments to date. TBI Subsidiary is not a party to, or bound by, any Plan.

         (b) Each of the Plans has been administered in accordance with the applicable provisions of ERISA and the Code. Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the "IRS") that it is so qualified or a determination letter request will be filed with the IRS within the remedial amendment period (as described in Section 401(b) of the Code and the regulations thereunder) and TBI does not know of any facts or circumstances that would materially adversely affect such qualification. None of the Plans is subject to Title IV of ERISA. There are no pending or threatened claims (other than routine claims for benefits), actions, suits or proceedings by, on behalf of or against any of the Plans or any trusts related thereto.

         (c) No Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees or former employees of TBI beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

         (d) With respect to each Plan, neither TBI nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 4975 or Section 406 of ERISA) that would subject TBI to any taxes, penalties or other liabilities resulting from prohibited transactions under Section 4975 of the Code or Section 409 or 502(i) of ERISA.

         (e) TBI has complied with the notice and continuation of coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Plan that is, or was during any taxable year of TBI for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 4980B(g) of ERISA.

         3.10 Intellectual Property; Computer Software.

         (a) For purposes of this Section 3.10, "Intellectual Property" shall mean trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, uniform resource locators ("URLs") and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software, "mask works" (as defined under 17 USC ss. 901) and any registrations and applications for "mask works"; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets"); rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; all web site content; in each case used in or necessary for the conduct of TBI's business as currently conducted. "Software" means any and all
(a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case used in or necessary for the conduct of TBI's business as currently conducted.

         (b) Section 3.10(b) of the TBI Schedule sets forth, for the Intellectual Property owned by TBI, a complete and accurate list of all U.S. and foreign (a) patents and patent applications, (b) trademark registrations, trademark applications and material unregistered trademarks, (c) copyright registrations and mask work, copyright and mask work applications, and material unregistered copyrights and (d) Internet domain name registrations. Section 3.10(b) of the TBI Schedule lists all Software (other than readily available commercial software programs having an acquisition price of less than $1,000) which are owned, licensed or leased by TBI, and identifies which Software is owned, licensed, or leased, as the case may be.

         (c) Section 3.10(c) of the TBI Schedule sets forth a complete and accurate list of all agreements to which TBI is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property, except for each of those agreements which is not material to the business of TBI and either (x) is terminable by TBI, without liability, expense or other obligation in excess of $25,000 on thirty (30) days' notice or less, or (y) involves aggregate payments to or by TBI of $25,000 or less, calculated over the full tern thereof, or (ii) restricting the rights of TBI to use any Intellectual Property involving payments to or from TBI in excess of $25,000 in the aggregate under such agreement, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements"). The License Agreements are valid and binding obligations of TBI and, to the best knowledge of TBI, all third parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. TBI has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by TBI to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

         (d) Except as set forth on Section 3.10(d) of the TBI Schedule:

             (i) Subject to licenses granted to customers, TBI owns, or has a valid right to use, free and clear of all Liens, all of the Intellectual Property which is material to the business of TBI;

             (ii) the Intellectual Property owned by TBI is subsisting, in full force and effect, and has not been canceled, expired, or abandoned;

             (iii) there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (x) involving the Intellectual Property owned by TBI or (y) alleging that the activities or the conduct of TBI's business infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by TBI; and

             (iv) TBI has taken reasonable measures to protect the confidentiality of its Trade Secrets, and to the best knowledge of TBI, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement, and to the best knowledge of TBI, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

         (e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of TBI's rights to own or use any of the Intellectual Property, nor will it require the consent of any governmental authority or third party in respect of any such Intellectual Property.

         3.11 Title to Assets.

         (a) Except as set forth in Section 3.11(a) of the TBI Schedule, TBI has good and marketable title to all of its assets, free and clear of any and all Liens. All of TBI's assets consisting of fixtures, machinery, equipment and other tangible personal property are in good operational condition and repair, normal wear and tear excepted, and are adequate for use in the conduct of TBI's business as previously conducted and as presently proposed to be conducted.

         (b) Section 3.11(b) of the TBI Schedule sets forth a true, correct and complete list of all real property, interests in real property and tangible personal property (including, but not limited to, machinery, equipment, office equipment, vehicles, inventory and supplies) owned or leased by TBI, indicating whether such property is owned or leased and the location of such property. Except as set forth in Section 3.11(b) of the TBI Schedule, there have been no changes to such listing since December 31, 2000, except for sales or purchases of inventory in the ordinary course of business.

         (c) Except as set forth in Section 3.11(c) of the TBI Schedule, the leases included in TBI's assets, real and personal, are valid and in full force and effect; no default or event of default, or event which, with the giving of notice or passage of time or both would constitute a default or event of default, under any of such leases has occurred and is continuing; and none of such leases is terminable as a result of the transactions contemplated by this Agreement. TBI has previously furnished to Starbase true, correct and complete copies of all such leases as of the date hereof.

         (d) The assets, properties and rights owned, leased or licensed by TBI and used in connection with TBI's business and that will be owned, leased or licensed by TBI as of the Effective Time, and all the agreements to which any Principal Shareholder or TBI is a party relating to TBI's business, constitute all of the properties, assets and agreements necessary to TBI in connection with the operation and conduct by TBI of its business as presently and as proposed to be conducted. At the Effective Time, TBI will have good title to all of such assets, properties and rights, free and clear of all Liens except for the Liens set forth in Section 3.11(a) of the TBI Schedule.

         3.12 Material Contracts

         (a) Section 3.12(a) of the TBI Schedule sets forth a true, correct and complete list of all material contracts, commitments, obligations and understandings ("Material Contracts") to which TBI is a party or otherwise bound or to which its properties or assets are subject, except for each of those which either (i) is terminable by TBI without liability, expense or other obligation in excess of $25,000 on thirty (30) days' notice or less, or (ii) involve aggregate payments to or by TBI of $25,000 or less calculated over the full term thereof, including, without limitation, those contracts:

             (i) with any Affiliate (as defined in Section 3.14);

             (ii) relating to the sale, distribution or marketing of any of the services or products of TBI and involving in excess of $25,000;

             (iii) providing for any joint venture or similar arrangement;

             (iv) under which TBI agrees to indemnify any party against any liability (including, but not limited to, any liability for Taxes);

             (v) that cannot be canceled without liability, premium or penalty on fewer than 30 days notice and involving in excess of $25,000;

             (vi) that by its terms will require the payment by TBI of more than $25,000;

             (vii) restricting TBI from competing in any line of business or with any Person or in any geographical area or similar covenants with any other Person;

             (viii) with respect to employment terms with employees, consultants or independent contractors; or

             (ix) relating to the borrowing of money in excess of $25,000.

         (b) There has not been claimed, with respect to any Material Contract, any existing default, or event of default or event, that with notice or lapse of time or both, would constitute a default or event of default on the part of TBI. The Material Contracts are in full force and effect, constitute the legal, valid and binding obligations of TBI and, to the best of TBI's knowledge, the other parties thereto. No other party to a Material Contract has asserted the right, and TBI knows of no basis for the assertion of any right, to renegotiate the terms or conditions of any Material Contract. No consent, approval, authorization or waiver from, or notice to, any other party is required to maintain all of the Material Contracts in full force and effect after the Closing, other than such consents and waivers listed in Section 3.12(b) of the TBI Schedule.

         (c) True, correct and complete copies of all Material Contracts set forth on the TBI Schedule delivered pursuant to this Agreement have been previously delivered to Starbase.

         3.13 Taxes.

         (a) Except as set forth on Section 3.13(a) of the TBI Schedule:

             (i) TBI has (A) duly and timely filed or caused to be filed with each Tax Authority each Tax Return that is required to be filed by or on behalf of TBI or that includes or relates to TBI, its income, sales, assets or business, and each such Tax Return is true, correct and complete and (B) duly and timely paid in full, caused to be paid in full, or adequately reserved for on the Financial Reports, all Taxes due and payable on or prior to the Closing Date;

             (ii) TBI has not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed;

             (iii) TBI has complied in all respects with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402;

             (iv) there is no Lien for Taxes upon any asset or property of TBI (except for any statutory Lien for any Tax not yet due);

             (v) TBI does not have, and is not expected to have, any liability in respect of any Tax as a transferee or successor of any Person (including, but not limited to, any liability arising under Treas. Reg.ss.1.1502-6) for any taxable period ending on or before the Effective Time and TBI is not, and never has been, a party to any Tax allocation, Tax indemnification or Tax sharing contract or agreement;

             (vi) no Tax Proceeding is pending or proposed in writing with respect to any Tax that would give rise to a liability of TBI, the payment, collection or withholding of any Tax or any Tax Return filed by or on behalf of TBI;

             (vii) TBI is not a party to any contract, agreement or other arrangement that could result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason Sections 162(m), 280G or 404 of the Code or any similar provision of applicable law;

             (viii) TBI is not, nor has it been, a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii);

             (ix) TBI (i) has not adjusted or changed or received any request, demand, or proposal from a Tax Authority to adjust or change any accounting method, (ii) is not required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and (iii) has neither deferred any income to a period after the Closing Date that has economically accrued or is otherwise attributable to a period prior to the Closing Date nor accelerated any deductions into a period ending on or before the Closing Date that will or may economically accrue after the Closing Date;

             (x) TBI has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code; and

             (xi) since the tax year ended December 31, 1997 TBI has been a "C" corporation for federal income tax purposes and the equivalent thereof for all other federal, state, local and other tax purposes. For all tax years prior to and including the year ended December 31, 1996, TBI was treated as an "S" Corporation pursuant to an election under Section 1362 of the Code.

         (b) For purposes of this Agreement,

         (i) "Tax" shall mean any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including, without limitation, any liability therefor as a transferee (including, without limitation, under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. ss.1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto;

         (ii) "Tax Authority" shall mean any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return;

         (iii) "Tax Proceeding" shall mean any audit, examination, review, reassessment, litigation or other administrative or judicial proceeding relating to any Tax for which TBI is (or is asserted to be) or may be liable, the collection, payment or withholding of any Tax, or any Tax Return filed by or on behalf of TBI;

         (iv) "Tax Return" shall mean any return, election, declaration, report, schedule, information return, document, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority; and

         (v) "Treas. Reg." shall mean any temporary, proposed or final regulation promulgated under the Code.

         3.14 Affiliated Party Transactions. Except as set forth on Section 3.14 of the TBI Schedule and for obligations arising under this Agreement, as of the Closing Date neither TBI nor any of its Affiliates, nor the TBI Shareholders or any of their respective Affiliates or immediate family will have, directly or indirectly, any obligation to or cause of action or claim against TBI, no assets owned by any shareholder of TBI are used by TBI in the operation of its business, no TBI Shareholder has any outstanding indebtedness or other monetary obligation to TBI, and TBI has no obligation to or cause of action or claim against any other TBI Shareholder. With respect to any Person, an "Affiliate" of that Person shall mean an entity controlling, controlled by or under common control with that Person.

         3.15 No Brokers. Except for Updata, whose fees shall be paid at Closing by the TBI Shareholders in accordance with Section 2.1 hereof, TBI has not employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

         3.16 Insurance. Section 3.16 of the TBI Schedule contains a complete and correct list of all policies of insurance of any kind or nature covering TBI, including policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, directors' and officers' errors and omissions, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an "occurrence" or "claims made" basis.

         3.17 Delivery of Documents; Corporate Records. TBI has delivered to Starbase true, correct and complete copies of all documents, instruments, agreements and records referred to in this Article 3 or in the Schedules to this Agreement and copies of the minute and stock record books of TBI. The minute and stock record books of TBI contain true, correct and complete copies of the records of all meetings and consents in lieu of a meeting of the Board of Directors (and all committees thereof) and the shareholders of TBI since the date of its incorporation.

         3.18 Bank Accounts. Section 3.18 of the TBI Schedule sets forth the names and locations of all banks, depositories and other financial institutions in which TBI has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

         3.19 Directors, Officers and Certain Employees. Section 3.19 of the TBI Schedule sets forth a complete and correct list of the names, current annual salary, bonus compensation and title, for each director and officer and each other employee of TBI who is a party to an employment agreement with TBI, all employees or who are not at-will employees or who received annual compensation during TBI's most recently ended fiscal year, or who is entitled to receive compensation, on an annualized basis, whether or not paid to date, in excess of $100,000. Except as set forth in
Section 3.19 of the TBI Schedule, TBI is not aware of any employee in TBI's senior management who intends to terminate his or her employment relationship with TBI, either as a result of the transactions contemplated hereby or otherwise. Each of the employees of TBI has entered into standard proprietary agreements with TBI.

         3.20 Debt. Section 3.20 of the TBI Schedule accurately lists as of the date hereof all of TBI's indebtedness for borrowed money ("Debt"). All Debt may be prepaid at the Closing or thereafter without premium or penalty or other fees payable to the lenders under the terms of agreements governing the Debt.

         3.21 Environmental Matters.

         (a) TBI is in compliance with, and its business has been conducted in material compliance with, all Environmental Laws (as defined below) and Environmental Permits (as defined below);

         (b) no Site (as defined below) is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 601 et seq., or on any similar state list of sites requiring investigation or cleanup;

         (c) TBI has not received any notice that remains pending or outstanding with respect to its business or any Site from any Governmental Entity or Person alleging that TBI is not in material compliance with any Environmental Law;

         (d) there has been no Release (as defined below) of a Hazardous Substance (as defined below) at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim (as defined below) against TBI;

         (e) there are no pending or outstanding corrective actions requested, required or being conducted by any Governmental Entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise;

         (f) TBI has obtained and holds all necessary Environmental Permits, and those Environmental Permits will remain in full force and effect after the consummation of the transactions contemplated hereby;

         (g) there are no past or pending or threatened, Environmental Claims against TBI, and neither TBI nor any Principal Shareholder is aware of any facts or circumstances that could be expected to form the basis for any Environmental Claim against TBI;

         (h) neither TBI, any entity previously owned by TBI, nor any predecessor of TBI, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against TBI;

         (i) there are no (i) underground storage tanks, active or abandoned,
(ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site; and

         (j) there have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of TBI with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that has not been delivered to Starbase prior to execution of this Agreement.

         (k) As used herein, (i) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources; (ii) "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Entity, Person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential: (A) violation of or liability under any Environmental Law, (B) violation of any Environmental Permit, or (C) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal; (iii) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance; (iv) "Environmental Permit" means any Licenses or Consents required by any Governmental Entity under or in connection with any Environmental Law; (v) "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law; (vi) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment; and (vii) "Site" means any of the real properties currently or previously owned, leased, used or operated by TBI, any predecessors of TBI or any entities previously owned by TBI, including all soil, subsoil, surface waters and groundwater thereat.

         3.22 Receivables. Except as set forth in Section 3.22 of the TBI Schedule, (a) all accounts receivable of TBI have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of TBI's business consistent with past practice and established in the ordinary course of TBI's business consistent with past practice and (b) each of the accounts receivable of TBI either has been or will be collected in full net of the allowance for doubtful accounts established in accordance with GAAP and set forth on the Financial Reports.

         3.23 Product/Service Claims. No service or product liability claim is pending or, to the knowledge of TBI, threatened against TBI or against any other party with respect to the services or products of TBI's business. Section 3.23 of the TBI Schedule lists all service and product liability claims seeking damages in excess of $5,000 asserted against TBI (or in respect of which TBI has received notice) with respect to the services or products of TBI's business or TBI during the last three years.

         3.24 Warranties Section 3.24 of the TBI Schedule sets forth a summary of the practices and policies followed by TBI with respect to warranties and returns of any products sold by it or with respect to any services provided by it. There is not presently, nor has there been since January 1, 1998, any failure or defect in any product or service sold or provided by TBI that has required, or, to the knowledge of TBI, that may require, a general recall or replacement campaign or similar action with respect to such product or service in excess of $5,000 in the aggregate for all such transactions with respect to products or services sold or otherwise provided by it since January 1, 1998.

         3.25 Customers, Suppliers and Distributors. Section 3.25 of the TBI Schedule sets forth (i) the sales of TBI for the ten (10) months ended December 31, 2000, (ii) the ten customers with the highest dollar volume of purchases from TBI during such period indicating the approximate total sales to each of those customers; and (iii) the ten largest suppliers and the ten largest distributors of TBI during such period. There has not been any adverse change in the business relationship of TBI with any such customer, supplier or distributor, and TBI has no knowledge of any threatened loss of any such customer, supplier or distributor.

         3.26 Labor Matters.There are no labor strikes, slow-downs or work stoppages pending, or to the knowledge of TBI, threatened with respect to the employees of TBI; there is no collective bargaining agreement binding on TBI and there is no agreement which restricts TBI from relocating or closing any or all of its businesses or operations; there are no grievances asserted that individually or in the aggregate might have a Material Adverse Effect upon TBI's business, nor is there pending any arbitration proceeding arising out of or under any labor union agreement; TBI has not experienced any labor strike, slow-down or work stoppage during the last five (5) years.

         3.27 Information Statement. The information contained in the Information Statement (hereinafter defined) to be provided by TBI or the Principal Shareholder shall not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         3.28 No Misstatements or Omissions.No representation or warranty by the Principal Shareholder or TBI contained in this Agreement and no statement contained in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to TBI Acquisition or Starbase or hereafter furnished to TBI Acquisition or Starbase pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF STARBASE AND TBI ACQUISITION. As of the date hereof, Starbase and TBI Acquisition represent and warrant to TBI and the TBI Shareholders as follows:

         4.1 Organization. Starbase is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Starbase is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on Starbase. TBI Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. Starbase has delivered to TBI true, correct and complete copies of its Certificate of Incorporation and Bylaws.

         4.2 Capitalization. The authorized, issued and outstanding capital stock of Starbase is set forth on Starbase Schedule 4.2 annexed hereto. The authorized capital stock of TBI Acquisition consists of 100 shares of common stock, without par value, all of which are issued and outstanding and owned by Starbase.

         4.3 Starbase Common Stock. The shares of Starbase Common Stock, when issued and delivered to the TBI Shareholder's and Updata in accordance with the terms and provisions of this Agreement, will be (i) duly authorized and validly issued, fully paid and non-assessable, (ii) free and clear of any security interests, pledges, mortgages, claims, liens and encumbrances of any kind whatsoever, and (iii) assuming the truth and accuracy of the statements, representations and warranties made by the TBI Shareholders and Updata to Starbase in connection therewith, will be issued in compliance with all applicable federal and state securities laws.

         4.4 Authorization; Validity of Agreement. Each of Starbase and TBI Acquisition has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered by Starbase or TBI Acquisition, as the case may be, pursuant to this Agreement (collectively, with this Agreement, the "Starbase Transaction Documents"). Each of Starbase and TBI Acquisition has the requisite corporate power and authority to assume and perform its obligations under the Starbase Transaction Documents and to consummate the transactions contemplated thereby, including, without limitation, the Merger. Each of this Agreement and the other Starbase Transaction Documents has been duly executed, authorized and delivered by Starbase and TBI Acquisition, as applicable, and is a valid and binding obligation of each of Starbase and TBI Acquisition, enforceable against each of them in accordance with their respective terms. The execution, delivery and performance by Starbase and TBI Acquisition of the Starbase Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by their respective Boards of Directors and no other corporate proceedings on their part are necessary to authorize the execution, delivery and performance of the Starbase Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Merger.

         4.5 No Violations; Consents and Approvals.

         (a) The execution, delivery and performance of this Agreement and the Starbase Transaction Documents by Starbase do not, and the consummation by Starbase of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Certificate of Incorporation or Bylaws of Starbase,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement or other instrument or document to which Starbase is a party or by which Starbase or any of its properties or assets may be bound or otherwise subject, except for such items referred to as Starbase Required Consents, as hereafter defined, or (iii) violate any Law applicable to Starbase or any of its properties or assets, except, in the case of (ii) and (iii), those that would not have a Material Adverse Effect.

         (b) Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act (hereinafter defined), state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any filings under similar merger notification laws or regulations of other foreign Governmental Entities or by the Nasdaq and the filing of the Articles of Merger as required by the Georgia Code (the "Starbase Required Consents"), no material filing or material registration with, material notification to, or material authorization, consent or approval of, any Governmental Entity or Person is required in connection with the execution, delivery and performance of the Transaction Documents by Starbase or the consummation by Starbase of the transactions contemplated hereby and thereby.

         4.6 SEC Filings.

         (a) Starbase has previously delivered to TBI a copy of each report required to be filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and definitive proxy statement filed with the Securities Exchange Commission (the

"SEC") on or after April 1, 1999 (the "Starbase SEC Reports"), which are all the forms, reports and documents required to be filed by Starbase with the SEC since April 1, 1999. The Starbase SEC Reports (A) were prepared in accordance with the requirements of the Exchange Act and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of (i) Starbase's audited consolidated balance sheet and related consolidated statements of income, cash flows and changes in stockholders' equity (together with related notes) as of and for the year ended March 31, 2000, as contained in the Starbase SEC Reports, and (ii) Starbase's unaudited consolidated balance sheet and related consolidated statements of income, cash flows and changes in stockholders' equity as of and for the six month period ended September 30, 2000, as contained in the Starbase SEC Reports (collectively, the "Starbase Financial Statements"), (x) fairly present in all material respects the financial position of Starbase as of the dates thereof and the results of its operation, cash flows and stockholders' equity for each of the periods then ended, except that the unaudited financial statements are subject to normal year-end adjustments, and (y) were prepared in accordance with GAAP applied in a consistent basis throughout the periods involved, in each case, except as otherwise indicated in the notes thereto.

         4.7 Litigation. There are no suits or actions, or, pending or, to the knowledge of Starbase, threatened, against or relating to Starbase. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Starbase or the operation of Starbase, which if decided against Starbase would materially affect the ability of Starbase to consummate the transactions contemplated hereby.

         4.8 Brokers. Except for the fees and expenses of UBS Warburg, which shall be paid by Starbase, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Starbase or TBI Acquisition.

         4.9 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, TBI Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

         4.10 No Misstatements or Omissions. No representation or warranty by Starbase or TBI Acquisition contained in this Agreement and no statement contained in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to TBI or hereafter furnished to TBI pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.       OTHER AGREEMENTS OF THE PARTIES.

         5.1 Taxes.

         (a) Starbase, TBI Acquisition and TBI each acknowledge and agree that it intends that the Merger constitute a "reorganization" within the meaning of
Section 368 of the Code. No party shall take any action either prior to or after the Closing that results in the Merger failing to qualify as a "reorganization" within the meaning of Section 368 of the Code, provided, however, that no action taken by a party that is contemplated by this Agreement or the transactions contemplated herein shall constitute a breach of this Section 5.1(a).

         (b) After the Closing, the Surviving Corporation, TBI Acquisition and the TBI Shareholders shall cooperate in good faith by providing each other with records to the extent necessary (i) to prepare any Tax Returns required to be filed by any such Person or (ii) to defend any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.

         5.2 Non-Disclosure of Confidential Information.

         (a) The parties acknowledge that TBI and Starbase have previously executed a Mutual Nondisclosure Agreement, dated October 29, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. From and after the date hereof, neither TBI nor the TBI Shareholders shall divulge, communicate, use to the detriment of Starbase or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets relating to TBI or Starbase, including, without limitation, financial information, personnel information, secret processes, know-how, customer lists or other technical data.

         (b) Each of TBI and Starbase will provide each other and the other's accountants, counsel and other representatives reasonable access, upon prior notice to, and approved by, the other party, to its properties, books, records and, personnel during the period prior to the Effective Time to obtain information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this
Section 5.2 will affect or be deemed to modify in any manner any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         (c) All information, data and material furnished to Starbase by the TBI Shareholders and TBI, and to TBI by TBI Acquisition and Starbase, prior to the date of this Agreement or hereafter furnished is confidential. Except for disclosures which may be necessary to satisfy conditions of this Agreement (including, without limitation, any information required to be disclosed to or by any Governmental Entity), the parties hereto agree not to disclose or otherwise make available, at any time, any such information, data or material to any other Person who does not have a confidential relationship with Starbase; that Starbase and the representatives of Starbase will protect such information, data and material with a high degree of care to prevent the disclosure thereof. Starbase agrees that, except in connection with enforcement of its rights under this Agreement, Starbase will not use any of the information, data or material in any manner that may be adverse to the interests of the TBI Shareholders. The TBI Shareholders agree that, except in connection with enforcement of their respective rights under this Agreement, the TBI Shareholders will not use any of the information, data or material in any manner that may be adverse to the interests of Starbase.

         5.3 Public Statements. From and after the date hereof, neither Starbase nor TBI shall, or permit any Affiliate thereof to, either make, issue or release any press release or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of, the transactions contemplated hereby, including without limitation, the Merger, without the prior written consent of each of the other (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by Law, in which case the other party shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure. No press release or other oral or written public announcement or statement shall refer to TBI Acquisition or any Affiliate of TBI Acquisition without the prior written consent of TBI Acquisition, which consent shall not be unreasonably withheld.

         5.4 Other Actions. Each of the parties hereto shall use its best efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

         5.5 Required Consents. TBI shall obtain all Required Consents as promptly as practicable but in any event on or prior to the Closing Date. TBI and Starbase shall promptly provide each other with (i) copies of all filings made with any Governmental Entity or other Person or any other information supplied in connection with this Agreement and the transactions contemplated hereby and (ii) all consents obtained from any party to any Contract or any Lease.

         5.6 Registration Rights Agreement. At the Closing, each TBI Shareholder who has voted in favor of the Merger and Starbase shall enter into a Registration Rights Agreement, it being acknowledged and agreed that any TBI Shareholder who does not so execute and deliver the Registration Rights Agreement shall not be entitled to the benefits thereof.

         5.7 Securities Laws. TBI and the TBI Shareholders shall use all reasonable efforts to assist Starbase, to the extent necessary, to comply with the securities laws of all jurisdictions applicable in connection with the Merger.

         5.8 Information Statement. TBI will promptly prepare and, at least two
(2) days prior to its distribution to TBI Shareholders, deliver to counsel for Starbase, a draft of an information statement that complies with the provisions of the Securities Act (the "Information Statement"). TBI shall deliver such Information Statement to TBI Shareholders for the purpose of considering and approving this Agreement, the Merger and the transactions contemplated hereby. The Information Statement, other than information relating to Starbase provided by Starbase, shall not contain any untrue statement of a material fact or fail to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

         5.9 Shareholders Meeting.

         (a) TBI will take all action necessary in accordance with Georgia law and its Articles of Incorporation and Bylaws to call, notice, convene and hold a special meeting of the TBI Shareholders (the "Shareholders Meeting") to be held as promptly as practicable, and in no event after February 28, 2001, for the purpose of voting upon approval of this Agreement and the Merger, or, in the alternative, take such measures which are necessary, available or appropriate under Georgia Law to obtain the written consent of the holders of not less than 99% of the issued and outstanding TBI Common Stock in lieu of a special meeting. TBI will solicit from the TBI Shareholders proxies in favor of the approval of this Agreement and the Merger, and will use its best efforts to take all other action necessary or advisable to secure the vote or consent of the TBI Shareholders required by Georgia law to obtain such approvals. TBI will use its best efforts to ensure that all proxies solicited by TBI in connection with the Shareholders Meeting are solicited in compliance with the Georgia law, its Articles of Incorporation and Bylaws, and all other applicable legal requirements.

         (b) The Board of Directors of TBI shall recommend that the TBI Shareholders vote in favor of and approve this Agreement and the Merger at the Shareholders Meeting and the Information Statement shall include a statement to the effect that the Board of Directors of TBI has recommended that the TBI Shareholders vote in favor of and approve this Agreement and the Merger.

         5.10 Confirmation of Equity Interests. Prior to the Effective Time (and, in the case of any convertible securities which are to be converted, or warrants which are to be exercised, prior to the Effective Time, prior to such conversion or exercise), TBI will provide Starbase with such information and documents as Starbase may from time to time reasonably request with respect to the calculations of antidilution adjustments, dividends and share and warrant issuances that are reflected in the TBI Schedule, including written confirmation by the holder of any TBI Capital Stock that such holder concurs with such calculations insofar as they apply to such holder. If any Person shall notify TBI of its election to exercise any warrants or convert any convertible securities of TBI prior to the Effective Time, TBI shall notify Starbase in writing of such exercise or conversion prior to issuing or delivering any shares of TBI Common Stock upon such exercise or conversion, and, if requested by Starbase, shall not deliver any such shares of TBI Capital Stock until the holder of the warrant being exercised, or the security being converted, has confirmed to TBI and Starbase that such holder concurs with such calculation.

         5.11 Exclusivity. From and after the date hereof and unless and until this Agreement is terminated as provided in Article 8, neither TBI nor the Principal Shareholder shall, and TBI shall ensure that no Affiliate of TBI nor any investment banker, financial advisor, attorney or other representative of TBI shall, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, provide any information to, receive any proposals or offers from, or enter into any agreement with, any third party, in each case other than TBI Acquisition and Starbase, that involves the sale, joint venture or the other disposition of all or any portion of the TBI, its business or any merger, consolidation, recapitalization or other business combination of any kind involving TBI. If the Principal Shareholder or TBI receives or becomes aware of any such offer or proposed offer, the Principal Shareholder and/or TBI shall promptly notify TBI Acquisition and Starbase and shall promptly deliver a copy of any written offer or proposed offer to Starbase.

         5.12 Investment Undertaking. Prior to or at the Closing, TBI shall use its best efforts to obtain from each TBI Shareholder, and shall obtain and deliver to Starbase from each TBI Shareholder who has voted in favor of and approved the Merger, a written certification (such certifications referred to as "Investor Representation Letters") to the effect that: (a) the Starbase Shares to be issued to such TBI Shareholder pursuant to this Agreement will be "restricted securities" within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act; (b) such TBI Shareholder is acquiring its, his or her Starbase Shares for its, his or her own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act;
(c) such TBI Shareholder understands that such TBI Shareholder must bear the economic risk of the investment indefinitely because, other than pursuant to the Registration Rights Agreement (as defined in Section 5.6), its, his or her Starbase Shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is available; and (d) such TBI Shareholder is (i) an "accredited investor" as that term is defined under Rule 501 of the Securities Act or (ii) a sophisticated investor who either (x) has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of this investment in the securities being acquired hereunder, or (y) has obtained independent professional financial advice sufficient to enable him to evaluate the merits and risks of this investment in the securities being acquired hereunder. The parties acknowledge and agree that no Starbase Shares shall be issued to any TBI Shareholder until such TBI Shareholder and executed and delivered an Investor Representation letter to Starbase.

         5.13 Conduct of Business Except as required by this Agreement or as is necessary to consummate the transactions contemplated hereby, during the period from the date hereof through the Closing Date, TBI shall conduct its business in the ordinary course, consistent with past practice, and in such a manner that would not result in a Material Adverse Effect on TBI. Without limiting the generality of and in addition to the foregoing, prior to the Closing Date, TBI shall not, and shall cause TBI Subsidiary not to, except as required by this Agreement or as is necessary to consummate the transactions contemplated hereby, and except as Starbase may otherwise consent to in writing:

         (a) amend its Articles of Incorporation or Bylaws, or similar governing documents, other than as contemplated by Section 3.1 hereof with respect to the TBI Amended Articles of Incorporation;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, other than pursuant to Options duly authorized and granted prior to the date hereof;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to any shareholder or otherwise in respect of its capital stock or redeem or otherwise acquire any of its securities, or make any payments or distributions to any Person (other than institutional bank lenders) to which TBI or TBI Subsidiary has any liability, other than trade accounts payable incurred in the ordinary course of business, subject to the other provisions of this Article 5, or make any payments to any officer, director or employee of TBI or TBI Subsidiary, except compensation at the applicable annual rates currently in effect in the ordinary course of business and consistent with past practice;

         (d) (i) incur or assume any indebtedness other than trade payables incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly contingently or otherwise) for any obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances to employees in the ordinary course of business in accordance with past practices);

         (e) enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee, or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units);

         (f) acquire, sell, lease, transfer or dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice or enter into any material commitment or transaction;

         (g) except as may be required by law, take any action to terminate or materially amend any of its employee benefit plans with respect to or for the benefit of employees;

         (h) modify any policy or procedure with respect to credit to customers or collection of receivables;

         (i) pay, discharge or satisfy before it is due any claim or liability of TBI or TBI Subsidiary or fail to pay any such item in a timely manner, in each case given TBI's and TBI Subsidiary's prior practices;

         (j) cancel any debts or waive any claims or rights of substantial value;

         (k) except to the extent required by applicable law, change any accounting principle or method or make any election for purposes of foreign, federal, state or local income Taxes;

         (l) take or suffer any action that would result in the creation, or consent to the imposition, of any Lien on any of the properties or assets of TBI or TBI Subsidiary;

         (m) make or incur any capital expenditure, lease or commitment for additions to property, plant, equipment or other capital assets in excess of $25,000;

         (n) except in the ordinary course of business consistent with past practice, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Material Contract, License or Consent;

         (o) except in the ordinary course of business consistent with past practice, exercise any right or option under or extend or renew any Material Contract; or

         (p) enter into any agreement to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

         5.14 Nasdaq Approval. As soon as reasonably practicable following the date hereof, Starbase will use its best efforts to satisfy the condition to closing set forth in Section 6.1(q) requesting confirmation from Nasdaq that the Agreement and the transactions contemplated thereby do not require the approval of the stockholders of Starbase.

6.       CONDITIONS PRECEDENT TO THE CLOSING.

         6.1 Conditions Precedent to Starbase's Obligations to Close. The obligation of Starbase to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that Starbase shall have the right to waive all or any part of each such condition and to close the transactions contemplated hereby without, however, releasing the Principal Shareholder or TBI from any representation, warranty, covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by Starbase or TBI Acquisition by reason of the breach by the Principal Shareholder or TBI of any representation, warranty, covenant, obligation, agreement or condition contained herein or by reason of any misrepresentation made by the Principal Shareholder or TBI; and provided further, however, that the participation of Starbase and TBI Acquisition in the Closing shall not in any way be deemed to be a waiver of any claim they may have hereunder for any breach of any representation, warranty, covenant or agreement:

         (a) The representations and warranties of the Principal Shareholder and of TBI contained in this Agreement shall be true and correct as of the Closing Date (except that any representation and warranty that by its terms is expressly modified by "materiality," "in all material respects" or words of similar import shall be true in all respects as so modified), except for such representations and warranties as are made as of a specific date, which shall be true and correct as of such date.

         (b) The covenants and agreements of the Principal Shareholder and of TBI contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects.

         (c) Starbase and TBI Acquisition shall have received, each in form and substance reasonably satisfactory to Starbase and TBI Acquisition, all Required Consents and any other Consent from any Governmental Entity or other Person that is required for the consummation of the transactions contemplated hereby, including without limitation, the Merger, and for Starbase to own and operate the assets and business of TBI.

         (d) The form and substance of all certificates, opinions, consents, instruments, and other documents delivered to Starbase and TBI Acquisition under this Agreement shall be reasonably satisfactory to Starbase and TBI Acquisition and their counsel.

         (e) TBI shall have delivered to Starbase and TBI Acquisition each of the items required to be delivered pursuant to Section 7.1.

         (f) No Law shall be in effect that prohibits any party hereto from consummating the transactions contemplated hereby.

         (g) There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the Merger and the transactions contemplated by this Agreement and no Proceeding shall have been commenced that threatens to prevent such transactions.

         (h) Starbase shall have received an opinion from Morris, Manning & Martin LLP, substantially in the form of Exhibit D annexed hereto.

         (i) Starbase must be reasonably satisfied that there are not more than a total of fifteen (15) TBI Shareholders who (1) are not "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and/or (2) have not voted in favor of the Merger; and must be reasonably satisfied that the issuance of Starbase Common Stock pursuant to this Agreement is exempt from the registration requirements of the Securities Act by virtue of the exemptions provided by Section 4(2) of the Securities Act and/or Regulation D under the Securities Act and any exemptions from the registration and/or qualification requirements of all applicable state "blue sky" securities laws.

         (j) Starbase shall have received (1) Investor Representation Letters from each of TBI's Shareholders and (2) evidence satisfactory to Starbase that holders of not more than one percent (1%) of the TBI Common Stock in the aggregate have either voted against the Merger, failed to affirmatively vote in favor of the Merger or otherwise dissented in any manner.

         (k) Starbase shall have received the Employment Agreement referred to in Section 7.1(i), executed by the Principal Shareholder.

         (l) Starbase shall have received satisfactory evidence of the reductions in general and administrative expenses of TBI as mutually agreed to and as set forth in Exhibit F annexed hereto and that such reductions are in full compliance with all Laws.

         (m) All TBI Shareholders who have voted in favor of and approved the Merger shall have executed the Registration Rights Agreement.

         (n) No event or events shall have occurred between the date hereof and the Closing Date which, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect on TBI.

         (o) Starbase shall have received the opinion of UBS Warburg, to the effect that, as of such date, the Common Stock Exchange Ratio is fair, from a financial point of view, to Starbase.

         (p) Starbase shall have received a tax, lien and judgment search of TBI in the State of Georgia showing no items not disclosed in Section 3.11(a) of the TBI Schedule.

         (q) Starbase shall have received a letter or other evidence satisfactory to it from Nasdaq that the Agreement and the transactions contemplated thereby do not require the approval of the stockholders of Starbase.

         (r) Starbase shall have received evidence satisfactory to it from TBI that any outstanding warrants and any other equity, debt, note or other rights convertible or exercisable into TBI Common Stock have been canceled and terminated by TBI without any further obligation or liability of TBI, which evidence shall include without limitation receipt of the originals of such documents.

         (s) Starbase shall have received written confirmation from the Secretary of State of the State of Georgia that the Articles of Merger have been filed and have become effective.

         (t) Any modifications or amendments to the terms of outstanding Options effected by TBI between the date hereof and the Closing Date shall be in form and substance reasonably satisfactory to Starbase, and shall be evidenced by documentation reasonably satisfactory to Starbase and its counsel.

         6.2 Conditions Precedent to TBI's Obligation to Close. The obligation of TBI to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that TBI shall have the right to waive all or any part of each such condition, and to close the transactions contemplated hereby without, however, releasing Starbase or TBI Acquisition from any representation, warranty, covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by TBI or the TBI Shareholders by reason of the breach by Starbase or TBI Acquisition of any representation, warranty, covenant, obligation, agreement or condition contained herein, or by reason of any misrepresentation made by Starbase or TBI Acquisition; and provided further, however, that the participation of TBI and the TBI Shareholders in the Closing shall not in any way be deemed to be a waiver of any claim they may have hereunder for any breach of any representation, warranty, covenant or agreement:

         (a) The representations and warranties of Starbase and TBI Acquisition contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except that any representation and warranty that by its terms is expressly modified by "materiality," "in all material respects" or words of similar import shall be true in all respects as so modified), other than such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date.

         (b) The covenants and agreements contained in this Agreement to be complied with or performed by Starbase and TBI Acquisition on or before the Closing Date shall have been complied with or performed in all material respects.

         (c) The form and substance of all certificates, opinions, consents, instruments and other documents delivered to TBI under this Agreement shall be satisfactory in all reasonable respects to TBI and its counsel.

         (d) Starbase or TBI Acquisition has delivered to TBI each of the items required to be delivered pursuant to Section 7.2.

         (e) No Law shall be in effect that prohibits any party hereto from consummating the transactions contemplated hereby.

       (f) There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the Merger and the transactions contemplated by this Agreement or Proceeding that threatens to prevent such transactions.

         (g) TBI shall have received an opinion from Jenkens & Gilchrist Parker Chapin LLP, substantially in the form of Exhibit E annexed hereto.

         (h) No event or events shall have occurred between the date hereof and the Closing Date which, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect on Starbase, it being agreed that the entry by Starbase into the Agreement and Plan of Merger, dated as of February 11, 2001, among Starbase, World Acquisition Corporation and worldweb.net, Inc., and the consummation of the transactions contemplated thereby, shall not be deemed to be a Material Adverse Effect.

7.       DOCUMENTS TO BE DELIVERED AT THE CLOSING.

         7.1 Deliveries of TBI. At the Closing, TBI shall deliver or cause to be delivered the following items to Starbase:

         (a) a certificate dated the Closing Date and executed by the President of TBI certifying the satisfaction of the conditions referred to in Sections 6.1(a) and (b);

         (b) a certificate of the Secretary of TBI certifying as to (i) the resolutions duly and validly adopted by TBI's Board of Directors and its shareholders evidencing the authorization of their execution and delivery of this Agreement and the other TBI Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the approval of the Merger by the TBI Shareholders, accompanied by a certification by the Secretary of TBI as to the results of the vote of the TBI Shareholders with respect to the Merger, (ii) the names and signatures of the officers of TBI authorized to sign this Agreement and the other TBI Transaction Documents; and (iii) the Articles of Incorporation and Bylaws of TBI;

         (c) the opinion of Morris, Manning & Martin LLP, counsel to TBI referred to in Section 6.1(h);

         (d) the Registration Rights Agreement, duly executed by each of the TBI Shareholders who has voted in favor of and approved the Merger;

         (e) the certificates referred to in Section 6.1;

         (f) evidence of the conversion of shares of TBI Preferred Stock into TBI Common Stock prior to the consummation of the Merger and evidence of the termination, or conversion into shares of TBI Common Stock, of the other TBI securities referred to in Section 2.2(c) hereof in accordance with the terms of such Section;

         (g) a certificate with respect to TBI from the jurisdiction of its incorporation and any jurisdiction in which TBI is qualified to do business attesting as to its valid existence and good standing as of a recent date;

         (h) the Required Consents;

         (i) an employment agreement between Starbase and the Principal Shareholder in a form mutually acceptable to Starbase and the Principal Shareholder (the "Employment Agreement"), duly executed by the Principal Shareholder;

         (j) the Escrow Agreement, duly executed by the Representative (as defined in Section 10.14) on behalf of the TBI Shareholders, together with documentation satisfactory to Starbase of evidencing the authority of the Representative to execute and deliver the Escrow Agreement on behalf of the TBI Shareholders;

         (k) resignations, dated as of the Closing Date, executed by each officer and director of TBI; and

         (l) separation and release agreements between TBI and the employees of TBI parties thereto whose names are set forth on Exhibit F hereto and in Section
3.12 of the TBI Disclosure Schedule, in form and substance reasonably satisfactory to Starbase, duly executed by each such employee and TBI.

         7.2 Deliveries of Starbase. At the Closing, Starbase shall deliver or cause to be delivered the following items to TBI:

         (a) a certificate dated the Closing Date and executed by an officer of Starbase certifying the satisfaction of the conditions referred to in Sections 6.2(a) and (b);

         (b) a certificate of the Secretary of Starbase certifying the resolutions duly and validly adopted by the Starbase Board of Directors and TBI Acquisition evidencing the authorization of its execution and delivery of this Agreement and the other

Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger, and the names and signatures of the officers of Starbase and TBI Acquisition authorized to sign this Agreement and the other Transaction Documents;

         (c) the opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to Starbase and TBI Acquisition, referred to in Section 6.2(g);

         (d) the Starbase Common Stock required to be delivered pursuant to
Section 2.3(a);

         (e) the Registration Rights Agreement, duly executed by Starbase;

         (f) the Employment Agreement, duly executed by Starbase; and

         (g) the Escrow Agreement, duly executed by Starbase.

8. TERMINATION MATTERS. This Agreement may be terminated prior to the Closing as follows: (i) if the Closing has not occurred by February 28, 2001, this Agreement may be terminated by Starbase or TBI, unless such date is extended by the written consent of the parties hereto, (ii) by the mutual written consent of Starbase and TBI, or (iii) if there is a material breach by a party, the non-breaching party may terminate this Agreement, provided, however, that such termination is the sole and exclusive remedy for any such breach prior to Closing.

9.       INDEMNIFICATION.

         9.1 Survival of Representations and Warranties of the Principal Shareholder and TBI. Notwithstanding any right of Starbase and TBI Acquisition to fully investigate the affairs of TBI and the Principal Shareholder and notwithstanding any knowledge of facts determined or determinable by Starbase or TBI Acquisition pursuant to such investigation or right of investigation, Starbase or TBI Acquisition have the right to rely fully upon the representations and warranties of TBI and the Principal Shareholder contained in this Agreement or in any other TBI Transaction Document. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until fourteen (14) months following the Closing Date (the "Survival Date"), and the liability of TBI and the Principal Shareholder in respect of any breach of any such representation or warranty shall terminate at the end of the Termination Date, except for liability with respect to which notice shall have been given on or prior to such Survival Date to the party against which such claim is asserted pursuant to Section 9.5, which liability shall remain an obligation of the party against whom such claim is asserted until such claim is finally determined under the Escrow Agreement.

         9.2 Survival of Representations and Warranties of Starbase and TBI Acquisition. Notwithstanding any right of TBI and the TBI Shareholders to fully investigate the affairs of Starbase and TBI Acquisition and notwithstanding any knowledge of facts determined or determinable by TBI and the TBI Shareholders pursuant to such investigation or right of investigation, TBI and the TBI Shareholders have the right to rely fully upon the representations and warranties of Starbase and TBI Acquisition contained in this Agreement or in any other Starbase Transaction Document. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the Termination Date and the liability of Starbase and TBI Acquisition in respect of any breach of any such representation or warranty shall terminate at the end of the Termination Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to Section 9.5, which such liability shall remain an obligation of the party against whom such claim is asserted.

         9.3 Indemnification by the TBI Shareholders. (a) The TBI Shareholders shall indemnify and defend Starbase and TBI Acquisition and their respective officers, directors, employees, shareholders, agents, advisors or representatives (each, an "Starbase Indemnitee") against, and hold each Starbase Indemnitee harmless, from, any damages (including incidental and consequential damages), claims, suits, actions, judgments, assessments, loss, liability, obligation, deficiency, Tax, cost or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Starbase Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

         (i) any breach of any representation or warranty made by TBI or the Principal Shareholder contained in this Agreement or in any other TBI Transaction Document or in respect of any claim made based upon facts that would constitute any such breach;

         (ii) the failure of TBI or the Principal Shareholder to perform or to comply with any covenant, obligation or condition required to be performed or complied with by TBI or the Principal Shareholder contained in this Agreement or in any other TBI Transaction Document;

         (iii) any liability in excess of $25,000 in the aggregate not otherwise disclosed on the December 31 Balance Sheet, without duplication of any adjustment under Section 2.4 hereof;

         (iv) the perfection of dissenters' rights under Delaware law by any of the TBI Shareholders;

         (v) the Tax matter disclosed in Section 3.13 of the TBI Disclosure Schedule; or

         (vi) any claims based on any untrue statement or alleged untrue statement of a material fact contained in the Information Statement, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading, other than with respect to any such claim based on written information furnished by Starbase expressly for use in the Information Statement.

         (b) Notwithstanding anything to the contrary in this Agreement, in the event a Starbase Indemnitee makes a claim for indemnification pursuant to this
Section 9.3, except for any claims based upon fraud and deliberate malfeasance, which may be made against the Starbase Common Stock received by each TBI Shareholder, each such claim shall be made solely against the Escrowed Shares pursuant to the terms of the Escrow Agreement and the TBI Shareholders shall have no personal liability on account of any such claim made by an Starbase Indemnitee.

         (c) The indemnification obligations set forth in Sections 9.3(i), 9.3(ii) and 9.3(v) shall only apply if the Damages under all such Sections exceeds the sum of $50,000 (the "Basket"), in which case the TBI Shareholders shall be liable for all Damages, provided, however, that the Basket shall not be applicable to any adjustment under Section 2.4(c) hereof.

         9.4 Indemnification by Starbase. Starbase shall indemnify and defend the Principal Shareholder and his representatives (each, a "Shareholder Indemnitee") against, and hold each Shareholder Indemnitee harmless, from, any Damages that the Shareholder Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

         (a) any breach of any representation or warranty made by Starbase or TBI Acquisition contained in this Agreement or in any Transaction Document or in respect of any claim made based upon facts alleged that would constitute any such breach;

         (b) the failure of Starbase or TBI Acquisition to perform or to comply with any covenant, obligation or condition required to be performed or complied with by Starbase contained in this Agreement or in any Transaction Agreement; or

         (c) any claims based on any untrue statement or alleged untrue statement of a material fact contained in the Information Statement, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading, based solely on written information furnished by Starbase expressly for use in the Information Statement.

         9.5 Indemnification Procedures.

         (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damages, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Article 9, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

         (b) (i) In the case of any such Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party).

         (ii) Anything in Section 9.5(b)(i) notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense.

         (c) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

10.      MISCELLANEOUS.

         10.1 Transaction Fees and Expenses. Subject to and conditioned upon the Closing, the Surviving Corporation agrees to pay, at the Closing or promptly thereafter, only those costs and expenses of TBI relating to the negotiation and execution of this Agreement as set forth on Section 10.1 of the TBI Schedule.

         10.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery to such party at the following address:

               if to Starbase, to:

                      Starbase Corporation
                      4 Hutton Centre Drive
                      Suite 800
                      Santa Ana, California  92707
                      Attention: Chief Financial Officer and Corporate Counsel Facsimile No.: 714-445-4543

               with a copy to:

                      Jenkens & Gilchrist Parker Chapin LLP
                      The Chrysler Building
                      405 Lexington Avenue
                      New York, New York  10174
                      Attention:  Martin Eric Weisberg, Esq.
                      Facsimile No.:  212-704-6288

              if to TBI or to the Principal Shareholder, to:

                     Technology Builders, Inc.
                     400 Interstate North Parkway, Suite 1090
                     Atlanta, Georgia  30339
                     Attention:  Mr. Nicholas Kavadellas
                     Facsimile No.:  770-661-3533

               with a copy to:

                      Morris Manning & Martin LLP
                      3343 Peachtree Rd. NE
                      1600 Atlanta Financial Center
                      Atlanta, Georgia  30326-1044
                      Attention:  Rosemarie A. Thurston, Esq.
                      Facsimile No.:  404-365-9532


or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt, in the case of clause (a)(ii), five business days after such notice or demand is sent, and, in the case of clause (b) or (c), the next business day following the date such notice or demand is sent.

         10.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

         10.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

         10.5 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware.

         10.6 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the courts of the State of Delaware located in the County of New Castle and the United States District Court for the District of Delaware in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such Proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of said courts in connection with such Proceeding and waives any objection to such venue), and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) of Section 10.2.

         10.7 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

         10.8 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

         10.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and their respective successors and permitted assignees. Neither Starbase, TBI Acquisition, TBI nor the TBI Shareholders may assign any of their obligations hereunder without the consent of all other parties hereto.

         10.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         10.11 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

         10.12 Entire Agreement. This Agreement (including all the Schedules and Exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire Agreement among the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto. This Agreement shall not be construed or interpreted with any presumption against the party causing the Agreement to be drafted.

         10.13 Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

         10.14 Appointment of Representative. The TBI Shareholders shall appoint David C. Wetmore or his duly appointed representative to serve as the TBI Shareholders' agent and attorney-in-fact (the "Representative"), with full power and authority (including power of substitution), in the name of and for and on behalf of each of the TBI Shareholders, or in its own name as Representative, to take all actions required or permitted under the Escrow Agreement and in connection with the transactions contemplated thereby, including the giving and receiving of all accountings, reports, notices and consents and the signing of all certificates, notices, instructions and other documents and making all determinations hereunder and thereunder. The authority conferred hereby shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the TBI Shareholders (or any of them), or by operation of law, whether by the death or incapacity of the TBI Shareholders, or the occurrence of any other event. If any TBI Shareholder should die or become incapacitated or if any other such event should occur, any action taken by the Representative shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Representative or any other party hereto or to any other agreement contemplated hereby shall have received notice of such death, incapacity, termination or other event. Any notice given to the Representative shall constitute effective notice to each of the TBI Shareholders, and any other party to the Escrow Agreement or any other Person may rely on any notice, consent, election or other communication received from the Representative as if such notice, consent, election or other communication had been received from each of the TBI

Shareholders. With respect to all matters relating to the TBI Shareholders arising under the Escrow Agreement, Starbase and the escrow agent under the Escrow Agreement shall be required to deal only with the Representative, and the decision of the Representative with respect to any matter shall be binding on all of the TBI Shareholders. The Representative may rely on any notice, instruction, certificate or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons.

         TBI confirms to Starbase that TBI Shareholders shall bear the reasonable charges of the Representative, including reimbursement for out-of-pocket expenses and other costs, and such attorneys' fees, expenses and other costs as may be incurred by the Representative in connection with the administration of the provisions of the Escrow Agreement and the transactions contemplated thereby.

         TBI further confirms that the Representative shall have no duties or responsibilities except those expressly set forth in the Escrow Agreement, and that the Representative shall be held harmless by the TBI Shareholders from any liability, loss, claim, demand or expense (including attorney's fees and expenses) arising out of or in connection with the performance of its obligations in accordance with the Escrow Agreement, except for any of the foregoing arising out of the gross negligence or willful misconduct of the Representative. The foregoing provision shall survive the resignation or substitution of the Representative or the termination of this Agreement and/or the Escrow Agreement.

         10.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.16 Definitions. The following terms are defined in the following sections of this Agreement:


Term                                                          Section
----                                                          -------

AAA                                                           2.4(b)
Agreement                                                     Preamble
Arbitrator                                                    2.4(b)
Articles of Merger                                            1.2
Audited Balance Sheet                                         2.4(b)
Auditors                                                      2.4(b)
Basket                                                        9.3(c)
Broker Fee Shares                                             2.1(c)
Capital Rights                                                3.2(a)
Certificates                                                  2.3(a)
Claims                                                        3.21(k)
Closing                                                       1.6
Closing Average Price Per Share                               2.1(e)
Closing Date                                                  1.6
Code                                                          Recitals
Common Stock Exchange Ratio                                   2.1(e)
Confidentiality Agreement                                     5.2(a)

Consents                                                      3.4(c)
Contract                                                      3.4(a)
Damages                                                       9.3(a)
Debt                                                          3.20
December 31 Balance Sheet                                     2.4(a)
Dispute                                                       2.4(b)
Dispute Notice                                                2.4(b)
Dispute Period                                                2.4(b)
Effective Time                                                1.2
Employment Agreement                                          7.1(i)
Employment Escrow Shares                                      2.1(c)
Entity                                                        3.2(b)
Environment                                                   3.21(k)
Environmental Law                                             3.21(k)
Environmental Permit                                          3.21(i)
ERISA                                                         3.9(a)
Escrow Agreement                                              2.1(b)
Escrowed Shares                                               2.1(b)
Exchange Act                                                  4.6(a)
Financial Reports                                             3.5(a)
GAAP                                                          3.5(b)
Georgia Code                                                  1.1
Governmental Entity                                           3.4(c)
Hazardous Substance                                           3.21(i)
Information Statement                                         5.8
Intellectual Property                                         3.10(a)
Investor Representation Letters                               5.12
IRS                                                           3.9(b)
Laws                                                          3.8(b)
License                                                       3.8(c)
License Agreements                                            3.10(c)
Liens                                                         3.2(a)
Market Value Cap                                              2.1(e)
Material Adverse Effect                                       3.1
Material Contracts                                            3.12(a)
Merger                                                        1.1
Net Asset Shortfall                                           2.4(c)
Options                                                       2.2(a)
Plans                                                         3.9(a)
Principal Shareholder                                         Preamble
Proceeding                                                    3.8(a)
Registration Rights Agreement                                 2.6
Release                                                       3.21(k)
Representative                                                10.14
Required Consents                                             4.3(c)
Resolution Period                                             2.4(b)
Returned Escrowed Shares                                      2.4(c)
SEC                                                           4.6(a)
Securities Act                                                2.2(b)

Shareholder Indemnitee                                        9.4
Shareholders Meeting                                          5.9
Site                                                          3.21(k)
Starbase                                                      Preamble
Starbase Price Per Share                                      2.1(e)
Starbase Common Stock                                         2.1
Starbase Financial Statements                                 4.6(b)
Starbase Indemnitee                                           9.3(a)
Starbase Required Consents                                    4.5(b)
Starbase SEC Reports                                          4.6(a)
Starbase Transaction Documents                                4.4
Survival Date                                                 9.1
Surviving Corporation                                         1.1
Tax                                                           3.13(b)
Tax Authority                                                 3.13(b)
Tax Proceeding                                                3.13(b)
Tax Return                                                    3.13(b)
TBI                                                           Preamble
TBI Acquisition                                               Preamble
TBI Amended Articles of Incorporation                         3.1
TBI Capital Stock                                             2.2(c)
TBI Common Stock                                              2.1
TBI Preferred Stock                                           2.2(c)
TBI Schedule                                                  3
TBI Shareholders                                              Recitals
TBI Subsidiary                                                3.1
TBI Subsidiary Capital Stock                                  3.2(a)
TBI Transaction Documents                                     3.3
Technology Builders, Inc.                                     1.3
Trade Secrets                                                 3.10(a)
Trademarks                                                    3.10(a)
Treas. Reg.                                                   3.13(b)
Updata                                                        2.1(d)
URLs                                                          3.10(a)

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               STARBASE CORPORATION


                               By:  /s/ Donald R. Farrow
                                    --------------------------------------------
                                    Name: Donald R. Farrow
                                    Title: Executive Vice President

                               TBI ACQUISITION CORP.


                               By: /s/ Donald R. Farrow
                                    --------------------------------------------
                                    Name: Donald R. Farrow
                                    Title: President

                               TECHNOLOGY BUILDERS, INC.


                               By:  /s/ Nicholas C. Kavadellas
                                    --------------------------------------------
                                    Name: Nicholas C. Kavadellas
                                    Title: President and Chief Executive Officer


                                    /s/ Nicholas C. Kavadellas
                                    --------------------------------------------
                                    NICHOLAS KAVADELLAS



                 [SIGNATURE PAGE - AGREEMENT AND PLAN OF MERGER]